Free Writing Prospectus
Date May 7, 2012
Filed Pursuant to Rule 433
Registration Statement No. 333-170675

Sally Beauty Announces Commencement of a Secondary Common Stock Offering and $200 Million Repurchase of Common Stock

DENTON, Texas, May 7, 2012 (BUSINESS WIRE) –

Sally Beauty Holdings, Inc. (NYSE:SBH) (the “Company”) today announced the underwritten public offering of 15,000,000 shares of its common stock held by investment funds associated with Clayton, Dubilier & Rice, LLC (the “CDR Investors”) pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission. The CDR Investors currently own 45,662,971 shares of common stock, or approximately 24.4% of the common stock of the Company (before giving effect to the offering and the share repurchase referenced below).  The Company will not receive any proceeds related to the offering, and its total number of shares of common stock outstanding will not change as a result of the offering.

In addition, the Company announced that it agreed to repurchase approximately $200 million of its common stock directly from the CDR Investors, the selling stockholders in the offering, concurrently with the closing of the offering. The share repurchase will be effected in a private, non-underwritten transaction at a price per share equal to the price per share being paid by the underwriter to the CDR Investors in the offering.  The Company expects to use borrowings under its revolving credit facility and cash on hand to fund the share repurchase. The closing of the share repurchase is contingent on the closing of the offering. The closing of the offering is not contingent on the closing of the share repurchase.

Barclays is acting as the sole underwriter for the offering.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov.  Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (888) 603-5847, Email: barclaysprospectus@broadridge.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.3 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,300 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Netherlands, Spain and Germany. Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as

CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

Factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Source: Sally Beauty Holdings, Inc.
Sally Beauty Holdings, Inc.
Karen Fugate, 940-297-3877
Investor Relations